UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

WORLD ENERGY SOLUTIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

World Energy Solutions, Inc.

100 Front Street, 20th Floor

Worcester, MA 01608

(508) 459-8100

April 30, 2014

Dear Stockholder:

We cordially invite you to attend our 2014 Annual Meeting of Stockholders, which will be held on Monday, June 23, 2014 at 10:00 a.m. at the Beechwood Hotel, 363 Plantation Street, Worcester, Massachusetts 01605.

On the pages following this letter you will find the notice of our 2014 Annual Meeting, which lists the business matters to be considered at the 2014 Annual Meeting, and the proxy statement, which describes the matters listed in the notice. We have also enclosed your proxy card and our annual report for the year ended December 31, 2013.

Whether or not you attend the 2014 Annual Meeting, it is important that your shares be represented and voted at the 2014 Annual Meeting. Your support of our efforts is important to the other directors and to me regardless of the number of shares you own. I hope you will vote as soon as possible. If you are a stockholder of record, you may vote by completing, signing and mailing the enclosed proxy card in the enclosed postage-prepaid envelope provided. If your shares are held in “street name” – that is, held for your account by a broker or other nominee – you will receive instructions from the holder of record that you must follow for your shares to be voted.

Following completion of the scheduled business at the 2014 Annual Meeting, we will review the current status of our business and answer questions from stockholders. We hope that you will be able to join us on June 23rd.

Sincerely,

/s/ Philip V. Adams

PHILIP V. ADAMS Chief Executive Officer

WORLD ENERGY SOLUTIONS, INC.

100 Front Street, 20th Floor

Worcester, MA 01608

(508) 459-8100

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 23, 2014

To the Stockholders of

World Energy Solutions, Inc.

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Stockholders of World Energy Solutions, Inc., a Delaware corporation, or the 2014 Annual Meeting, will be held at the Beechwood Hotel, 363 Plantation Street, Worcester, Massachusetts 01605, on Monday, June 23, 2014, at 10:00 a.m., local time, for the following purposes:

1.	To elect two Class II directors to our Board of Directors, to hold office for a three-year term, or until our 2017 Annual Meeting of Stockholders, and until such director’s successor is duly elected and qualified;

2.	To approve, on an advisory basis, the compensation paid to our named executive officers in 2013;

3.	To ratify the selection of Marcum LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2014; and

4.	To transact such other business as may properly come before the 2014 Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has fixed April 24, 2014 as the record date for the determination of stockholders entitled to notice of, and to vote at, the 2014 Annual Meeting. Accordingly, only stockholders of record at the close of business on April 24, 2014 will be entitled to notice of, and to vote at, the 2014 Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

/s/ James Parslow

JAMES PARSLOW Secretary

Worcester, Massachusetts

April 30, 2014

WORLD ENERGY SOLUTIONS, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by the Board of Directors of World Energy Solutions, Inc. (“we,” “us,” “World Energy” or the “Company”) for use at our 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Monday, June 23, 2014 at 10:00 a.m., local time, at the Beechwood Hotel, 363 Plantation Street, Worcester, Massachusetts 01605 and at any adjournment or postponement of the Annual Meeting.

We are mailing this proxy statement and the enclosed proxy on or about April 30, 2014 to our stockholders of record as of April 24, 2014. We are also mailing our Annual Report for the fiscal year ended December 31, 2013 to such stockholders concurrently with this proxy statement. We will furnish, upon written request of any stockholder and the payment of an appropriate processing fee, copies of the exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Please address all such requests to Cheryl Parker, Staff Attorney, World Energy Solutions, Inc., 100 Front Street, 20th Floor, Worcester, MA 01608.

Only stockholders of record at the close of business on April 24, 2014, the record date for the Annual Meeting, are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Each share of our common stock, par value $0.0001 per share, outstanding on the record date is entitled to one vote for each matter presented. As of the close of business on April 24, 2014, there were outstanding and entitled to vote 12,630,250 shares of common stock, including 265,750 shares of outstanding restricted stock that are not vested.

Stockholders of record can vote their shares: (1) by mailing a signed proxy card, or (2) in person at the Annual Meeting.

If your shares are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your voting instruction form.

The presence, in person or by proxy, of outstanding shares of common stock representing one-third of the total votes entitled to be cast is necessary to constitute a quorum for the transaction of business at our Annual Meeting. Shares that reflect abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.

You will be asked to vote, as follows:

•	For Proposal No. 1, you will be asked, with respect to each nominee for Class II director, to vote “FOR” such nominee or to “WITHHOLD” your vote from such nominee. The two nominees for Class II director receiving the highest number of votes “FOR” election will be elected as directors. You may vote for the director nominees or withhold your vote from either one or both of the director nominees. Votes that are withheld, abstentions, and broker non-votes will not be included in the vote tally for the election of the directors and will have no effect on the results of the vote.

•	For Proposal No. 2, you will be asked to vote, on an advisory, non-binding basis, “FOR” the compensation paid to our named executive officers in 2013, “AGAINST” such compensation or to “ABSTAIN” from voting on such compensation. We will refer to this Proposal as the “Say-on-Pay Proposal.” Because this proposal asks for a non-binding, advisory vote, there is no required vote that would constitute approval. We value the opinions expressed by our stockholders in this advisory vote, and our Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers. Abstentions and broker non-votes, if any, will not have any impact on this advisory vote. At the 2013 annual meeting, the shareholders opted for an annual determination for “Say-on-Pay.” Pursuant to Securities and Exchange Commission (“SEC”) requirements, we will next vote on “say on frequency” at the 2019 annual meeting.

•	For Proposal No. 3, you will be asked to vote “FOR” the ratification of our selection of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, “AGAINST” such ratification or to “ABSTAIN” from voting to so ratify our selection. The ratification of the selection of Marcum LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014 requires the affirmative vote of the holders of a majority of all the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions will have the practical effect of a vote to not ratify our selection. Because Proposal No. 3 is a routine proposal on which a broker or other nominee is generally empowered to vote, broker “non-votes” likely will not result from this Proposal.

None of the matters described above to be acted upon at our Annual Meeting will result in rights of appraisal by stockholders or similar dissenters’ rights.

Shares represented by duly executed proxies received by us and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If no instructions are given, the proxies intend to vote the shares represented thereby:

•	“FOR” Proposal No. 1 to elect the Class II director nominees named herein to the Board of Directors;

•	“FOR” Proposal No. 2, the Say-on-Pay Proposal, to approve, on an advisory basis, the compensation paid to our named executive officers in 2013;

•	“FOR” Proposal No. 3 to ratify the selection of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

•	in accordance with the proxies’ best judgment on any other matters that may properly come before the Annual Meeting.

You may revoke your proxy at any time before it is voted on any matter by (1) giving written notice of such revocation to the Secretary of the Company at World Energy Solutions, Inc., 100 Front Street, 20th Floor, Worcester, MA 01608, (2) signing and duly delivering a proxy bearing a later date, or (3) attending our Annual Meeting and voting in person. Your attendance at our Annual Meeting will not, by itself, revoke your previously submitted proxy. If you are not a record holder of your shares, you may only revoke your proxy in accordance with the instructions provided to you by your bank or brokerage firm.

We will bear the expenses of preparing, printing and assembling the materials used in the solicitation of proxies. In addition to the solicitation of proxies by use of the mail, we may also use the services of some of our officers and employees (who will receive no compensation for such services in addition to their regular salaries) to solicit proxies personally and by telephone and email. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to the beneficial owners of shares held of record by them and we may be required to reimburse them for their reasonable expenses.

Our management does not know of any business other than the matters set forth in the Notice of Annual Meeting of Stockholders and described above that will be presented for consideration at the Annual Meeting. If any other business should properly come before the Annual Meeting, the persons named as proxies will vote the proxies, insofar as the proxies are not limited to the contrary, in regard to such other matters, as seems to them to be in the best interest of our Company and our stockholders. Each of the persons appointed by the enclosed form of proxy present and acting at the meeting, in person or by substitution, may exercise all of the powers and authority of the proxies in accordance with their judgment.

Our principal executive offices are located at 100 Front Street, 20th Floor, Worcester, Massachusetts 01608.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors (the “Board”) is classified into three classes. Our Board currently consists of seven directors. Our current Class I directors are Thad Wolfe and Ralph Sheridan. Our current Class II directors are Edward Libbey, John Wellard, and Sean Sweeney. Our current Class III directors are Philip V. Adams and Peter Londa. Directors serve for three-year terms with one class of directors being elected by our stockholders at each Annual Meeting.

At the recommendation of the Corporate Governance and Nominating Committee, the Board has nominated Mr. Edward Libbey and Sean Sweeney for re-election. Our other current Class II director, John Wellard, will not stand for re-election at the Annual Meeting. Although there are three vacancies for Class II director, at this time, the Board, at the recommendation of the Corporate Governance and Nominating Committee, has only nominated Messrs. Libbey and Sweeney to fill two of the vacancies. The Board, in concert with the Corporate Governance and Nominating Committee, was unable to select a third nominee in time to be included in this proxy statement. However, the Board intends to fill the third vacancy for Class II director by appointment and the Corporate Governance and Nominating Committee has been charged with finding the final director nominee for recommendation to and approval by the Board. Although there are currently only two nominees for three vacancies, proxies cannot be voted for a greater number of persons than the number of nominees named.

Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the re-election of Mr. Libbey and Mr. Sweeney as directors. If elected, each nominee will serve until our 2017 Annual Meeting of Stockholders and until such director’s successor has been duly elected and qualified. Management does not contemplate that either of the nominees will be unable to serve, but in that event, proxies solicited hereby may be voted for a substitute nominee designated by our Board or our Board may choose to reduce the number of directors serving on the Board.

Our Board of Directors recommends that stockholders vote “FOR” the election of the director nominees, Messrs. Edward Libbey and Sean Sweeney as directors of World Energy Solutions, Inc.

INFORMATION AS TO DIRECTORS AND NOMINEES FOR DIRECTOR

Set forth below is the name and age of each member of our Board, including the nominees for Class II director, his principal occupation for at least the past five years, the year each became a member of our Board and certain other information regarding each director’s experience, attributes, skills and/or qualifications that led to the conclusion that the individual should be serving as a director of our Company. There are no arrangements or understandings between any director and any other person pursuant to which the director is or was to be selected as a director. The information is current as of April 24, 2014.

Name	Age	Present Principal Employment and Prior Business Experience	Director Since

Class II Directors: Term expires at 2014 Annual Meeting of Stockholders

Edward T. Libbey	67	Dr. Libbey is the chairman of our Board of Directors and has served in this position since 2007. He brings to this post nearly 40 years of senior international management experience in the energy and high technology industries, including over 20 years with BP, where he served in a variety of commercial, strategic and operational roles in the U.S. and Europe. While at BP, Dr. Libbey played a leading role in creating and running the Company’s international oil trading business. For the last six years, he has been the co-owner and principal of Edward Libbey Consultants Limited, an energy advisory and recruitment consulting firm, where he has completed senior assignments for energy companies around the world. Dr. Libbey holds a First Class Degree and Doctorate in Chemistry from Cambridge and is a Fellow of the Energy Institute. Dr. Libbey’s vast experience in the field of energy and financial expertise assisted the Company in reaching the conclusion that Dr. Libbey should serve as a director.	1999

Sean S. Sweeney		Mr. Sweeney is currently an international marketing consultant for Tokio Marine Management & Insurance Companies. Prior to this role, he served as President and CEO of Philadelphia Insurance Companies, a global, publicly-traded insurance business which traded on NASDAQ from 1993 until 2008, when it was acquired by Tokio Marine Holdings. Prior to serving as President and CEO of Philadelphia Insurance Companies, Mr. Sweeney held several positions of increasing responsibility, including Chief Marketing Officer and President of the company’s brokerage division. In addition, during his tenure at Philadelphia Insurance Companies, he successfully opened and integrated twenty-one sales offices, which increased the company’s revenues from $96 million to $2.2 billion. Mr. Sweeney currently serves on the Board of Directors of Fortegra Financial Corporations, a publicly traded company, and previously served on the Board of Directors of each of Tokio Marine North America and Philadelphia Insurance Companies. He received his B.S. from University of Mount Union and his M.B.A. from St. Joseph University. Mr. Sweeney’s extensive executive and public board experience make him a valuable asset to the Board.	2014

John Wellard	65	Mr. Wellard has been retired since 2006. From March 1996 to April 2005, Mr. Wellard was employed with Union Gas Limited, a Spectra Energy (NYSE: SE) company with $5 billion in assets. He was the Company’s President from May 2003 to December 2004 and served there in various other capacities, including as Senior Vice President of Sales and Marketing & Business Development, Vice President of Sales and Marketing, Senior Vice President of Asset Management and Vice President of Operations. Mr. Wellard’s significant experience in the field of energy assisted the Company in reaching the conclusion that Mr. Wellard should serve as a director.	2006

Class III Directors: Term expires at 2015 Annual Meeting of Stockholders

Philip V. Adams	56	Mr. Adams was appointed our Chief Executive Officer and a director of our Company on June 6, 2012. He has served as our President since October 2007, and held the position of Chief Operating Officer from October 2003 to June 2012. Mr. Adams sets the strategic direction of the Company and manages its successful execution across the business. Prior to October 2003, Mr. Adams was a senior executive at software and internet companies including Go2 Market Momentum, LLC, Exchange Applications, Inc., Pegasystems, Inc., Corporate Software, Inc., Rowe Communications, Inc., and PC Connection, Inc. Mr. Adams also worked as a strategy consultant at Corporate Decisions, Inc., a company subsequently acquired by Mercer Consulting Inc. Mr. Adams is a valuable member of our Board due to his depth of operating, strategic, transactional, and senior management experience.	2012

Peter A. Londa	41	Mr. Londa is currently the President and CEO of Tantalus Systems, Corp., a leading smart grid communications technology company serving the public power sector in the United States and Caribbean. Prior to serving as President and CEO of Tantalus Systems, Corp., he was the CEO of BPL Global, a leading smart grid technology solutions company, which was acquired by a division of Danaher Corp. in 2013. Mr. Londa joined BPL Global in 2007 and served in various senior executive positions supporting the growth of the company. Prior to joining BPL Global, he held various positions within world-class investment banking firms and technology companies including The Chart Group, L.P., ThoughtWorks, Inc., and SG Cowen. Mr. Londa is a results-driven and customer-oriented technology executive with a strong track record in evaluating, negotiating and implementing strategic initiatives to deliver corporate performance and strong financial results. Mr. Londa received his B.A., J.D. and M.B.A. from Emory University. Mr. Londa’s deal making skills and deep understanding of utility and the energy market makes him a unique and valuable asset to the Board.	2014

Class I Directors: Term expires at 2016 Annual Meeting of Stockholders

Thad A. Wolfe	71	Since September 2008, Mr. Wolfe has been an independent contractor supporting various clients including QinetiQ-North America, a science and engineering solutions company and Colorado Engineering Inc., an engineering company specializing in radar, Electronic Warfare, and ISR systems and subsystems development. In addition to World Energy Solutions, Wolfe is on the Boards of Directors of NanoVapor Inc., a company providing vapor control solutions using innovative suppression and absorption technologies; and Taxi 2000, a Personal Rapid Transit technology company. Mr. Wolfe worked full-time as Air Force Practice Leader with the Thomas Group during 2007 and 2008. From 1999 to February 2007, he was employed with SAIC (NYSE: SAI), a Fortune 500 scientific, engineering and technology applications company, in various roles. He also served over 31 years in the United States Air Force, retiring in 1996 as a Lieutenant General. Mr. Wolfe’s diverse background in government, business, his military career, depth of experience in public service, and experience at a public company in our industry assisted us in reaching the conclusion that Mr. Wolfe should serve as a director.	2007

Ralph S. Sheridan	64	Mr. Sheridan is the managing partner of Value Management LLC, specializing in technology advisory, business realignment and early stage investments. From 2005 to 2010, Mr. Sheridan was the CEO of Good Harbor Partners Acquisition Corporation, a special purpose acquisition corporation targeting acquisitions in security technology. From 1993 to 2003, Mr. Sheridan was President & Chief Executive Officer of American Science & Engineering, Inc. Mr. Sheridan was President and CEO of HEC Energy Corporation from 1987 to 1989. Earlier in his career, he was a business development specialist in energy production, generation and distribution. Mr. Sheridan holds both a BS in Chemistry and an MBA from Ohio State University. We believe Mr. Sheridan is a valuable addition to the Board due to his financial and business expertise, including a diverse background of managing and directing public companies.	2013

Nominees for Election as a Class II Director

Edward Libbey is a current Class II director and has served as a director of our Company since 1999. Mr. Libbey has been nominated for re-election at the Annual Meeting to serve until the 2017 Annual Meeting of Stockholders and until his successor is duly elected and qualified. His biography and qualifications are discussed above.

Sean Sweeney, is a current Class II director and has served as director of our Company since March 11, 2014. Mr. Sweeney has been nominated for re-election at the Annual Meeting to serve until the 2017 Annual Meeting of Stockholders and until his successor is duly elected and qualified. His biography and qualifications are discussed above.

DIRECTOR COMPENSATION

Members of our Board who are employees of World Energy do not receive compensation for their service as directors. As of December 31, 2013, Mr. Adams was our only employee director.

In 2013, our non-employee directors, pursuant to our non-employee director compensation plan, received an annual retainer of $15,000 each. The non-employee directors also received $1,500 for each scheduled Board meeting or committee meeting attended in person. In addition, the Chairman of the Board received an additional $15,000 annually; the Chairman of the Audit Committee received an additional $10,000 annually; and the Chairman of the Compensation Committee received an additional $5,000 annually.

In addition to cash compensation for services as a member of the Board in 2013, each non-employee director was provided the irrevocable option, at his sole election, to be compensated for all or a portion of his 2013 annual retainer and/or fee for in-person attendance at regularly scheduled Board and committee meetings in an equivalent dollar value of shares of common stock in lieu of cash, provided that such election was made prior to December 31, 2012. Mr. Wolfe and Mr. Wellard elected to be paid 100% of their annual retainer in common stock of our Company, and Dr. Libbey elected to be paid 16.67% of his annual retainer in common stock of our Company. None of the directors elected to take any portion of the fee for in-person attendance at scheduled meetings in shares of common stock. The date of grant was set as of the date of the regularly scheduled applicable Board meeting and accordingly, the price of the common stock is set as the closing price of our common stock on the NASDAQ Capital Market as of the date of the applicable Board meeting.

As of March 11, 2014, all non-employee directors will receive an annual retainer of $35,000 each. Such $35,000 will be payable in an equivalent dollar value of restricted shares of common stock, vesting quarterly. The date of grant is set as of the date of the regularly scheduled applicable Board meeting and accordingly, the price of the common stock is set as the closing price of our common stock on the NASDAQ Capital Market as of the date of the applicable Board meeting. The issuance of restricted shares of common stock will begin as of the 2014 Annual Meeting and continue through the 2015 Annual Meeting. Furthermore, the Chairman of the Board will receive an additional $15,000 annually; the Chairman of the Audit Committee will receive an additional $10,000 annually; and the Chairman of the Compensation Committee will receive an additional $5,000 annually that shall be payable in an equivalent dollar value of restricted shares of common stock, vesting quarterly. The non-employee directors also receive $1,500 in cash for each scheduled Board meeting or committee meeting attended in person, which may be waived by any individual non-employee director.

To compensate for the change in non-employee director compensation from a calendar year basis to an annual meeting basis in 2014, the non-employee directors received compensation for the first quarter of 2014 on a pro rata basis in an equivalent value of shares of common stock with the date of grant set as of the date of the regularly scheduled applicable Board meeting and accordingly, the price of the common stock is set as the closing price of our common stock on the NASDAQ Capital Market as of the date of the applicable Board meeting.

Directors do not receive any additional compensation for participation in meetings held by conference call. We reimburse non-employee directors for reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings and for fees and reasonable out-of-pocket expenses for their attendance at director education seminars and programs they attend at the request of the Board.

The following table contains information on compensation earned by the non-employee members of our Board during the fiscal year ended December 31, 2013.

2013 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	All Other Compensation ($)	Total ($)
John Wellard	15,000	25,000	—	—	40,000
Edward Libbey	40,000	5,000	—	—	45,000
Ralph Sheridan	13,250	—	—	—	13,250
Thad Wolfe	15,000	20,000	—	—	35,000

(1)	Amounts reflect cash compensation earned in 2013.
(2)	Reflects, if any, the portion of the annual retainer paid for 2013 that a director elected to take in shares of common stock. Represents the aggregate grant date fair value of stock awards granted in the respective fiscal year as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation. There were no stock awards outstanding as of December 31, 2013 as the stock awards granted during the fiscal year were fully vested as of the grant date and the amounts presented in this column are equal to the full grant date fair value of the awards.
(3)	There were no stock options granted to our non-employee directors during 2013, and with respect to stock options, no dollar amounts were recognized for financial statement reporting purposes for the year ended December 31, 2013. There were no stock options held by non-employee directors at December 31, 2013.

CORPORATE GOVERNANCE

Our Commitment to Good Corporate Governance

We believe that good corporate governance and an environment of the highest ethical standards are important for us to achieve business success and to create value for our stockholders. Our Board is committed to high governance standards and continually works to improve them. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities on corporate governance and other public companies. We also review guidance and interpretations provided from time to time by the SEC, The NASDAQ Stock Market, and under Canadian securities law rules, and consider changes to our corporate governance policies and practices in light of such guidance and interpretations.

Role of Our Board of Directors

Our Board monitors overall corporate performance and the integrity of our financial controls and legal compliance procedures, seeking the opinions of independent auditors and legal counsel as appropriate. It elects our chief executive officer who serves at the discretion of the Board. The Board may appoint other executive officers from time to time as it deems appropriate. There are no family relationships among any of our directors or officers.

Members of our Board keep informed about our business through discussions with our chief executive officer and other members of our senior management team, by reviewing materials provided to them on a regular basis and in preparation for Board and committee meetings, by participating in meetings of the Board and its committees, and by making other inquiries as they consider appropriate from time to time. In addition, we hold periodic meetings between members of executive management and the Board, during which members of the executive management team provide reviews of various aspects of our business operations and discuss our strategy with respect to such operations.

Our Board met eight times during 2013. During 2013, each director attended all of the meetings of the Board and committees of the Board on which the director served.

Business Ethics and Compliance

We have adopted a Code of Business Conduct and Ethics applicable to all officers, employees and Board members. The Code of Business Conduct and Ethics is posted in the “Investors” section of our website at www.worldenergy.com, and a print copy will be made available free of charge on written request to Cheryl Parker, Staff Attorney, World Energy Solutions, Inc., 100 Front Street, 20th Floor, Worcester, MA 01608. Any amendments to, or waivers of, the Code of Business Conduct and Ethics which apply to our Chief Executive Officer, Chief Financial Officer or any person performing similar functions will be disclosed on our website promptly following the date of such amendment or waiver.

Independence of Non-Employee Directors

SEC rules require that a majority of our Board be independent as defined under the rules of a United States national securities exchange. Our shares of common stock are listed on The NASDAQ Capital Market.

The NASDAQ Listing Rules define “independent director” as “a person other than an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, a director is not independent if: (a) a director who is, or at any time during the past three years was, employed by the Company; (b) a director who accepted or who has a family member who accepted any compensation from the Company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following: (i) compensation for Board or Board committee service; (ii) compensation paid to a family member who is an employee (other than an executive officer) of the Company; or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation; (c) a director who is a family member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer; (d) a director who is, or has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following: (i) payments arising solely from investments in the Company’s securities; or (ii) payments under non-discretionary charitable contribution matching programs; (e) a director of the Company who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company serve on the compensation committee of such other entity; or (f) a director who is, or has a family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.” For purposes of this rule, “family member” means a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home.

Pursuant to Canadian securities laws, Canadian reporting issuers are required to have a majority of independent directors. The Canadian securities laws generally provide that a director will not be independent unless such director has no material relationship with us (either directly, or as a partner, stockholder or officer of an organization that has a relationship with us). A material relationship is a relationship which could in the view of the Board, be reasonably expected to interfere with the exercise of a member’s independent judgment. In addition, a director is not independent if (a) the director is, or has been within the last three years, employed by us, is, or an immediate family member is, or has been within the last three years, one of our executive officers, (b) the director, or a member of the director’s immediate family, who is employed as an executive officer has received during any twelve-month period within the last three years more than C$75,000 (approx. US$75,000) in direct compensation from us other than director and committee fees and pension or other deferred compensation, (c) the director or an immediate family member is a current partner of a firm that is our internal or external auditor, the director is a current employee of such a firm, the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance practice, or the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time, (d) the director or a member of the director’s immediate family is, or has been within the last three years, employed as an executive officer of another company where one of our executive officers at the same time serves or served on the compensation committee of such company.

Our Board has reviewed all relationships between World Energy and each non-employee director to determine compliance with the Canadian and United States securities laws described above and to evaluate whether there are any other facts or circumstances that might impair a director’s independence. Based on its review, the Board determined that Dr. Libbey, Mr. Londa, Mr. Sheridan, Mr. Sweeney, Mr. Wellard and Mr. Wolfe are “independent directors” as defined under the standards of independence set forth in the NASDAQ Listing Rules, the rules under the Securities Exchange Act of 1934 and Canadian securities laws.

Accordingly, our Board has determined that a majority of its members are “independent” as that term is defined under the applicable SEC, NASDAQ, and Canadian securities law rules.

Communications with the Board

Our Board welcomes the submission of any comments or concerns from stockholders and any interested parties. Communications should be in writing and addressed to Cheryl Parker, Staff Attorney, World Energy Solutions, Inc., 100 Front Street, 20th Floor, Worcester, MA 01608 and marked to the attention of the Board or any of its committees, individual directors or non-management directors as a group. All correspondence will be forwarded to the intended recipient(s).

Annual Meeting Attendance

Directors are encouraged to attend our annual meetings of stockholders. All five of our directors attended the 2013 Annual Meeting of Stockholders.

Committees of the Board

Our Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Each committee is composed solely of directors determined by the Board to be independent under the applicable rules of the SEC, NASDAQ, and Canadian securities laws, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934. The Board has adopted a written charter for each standing committee. You may find copies of the charters of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee in the “Investors” section of our website at www.worldenergy.com, and print copies will be made available free of charge on written request to Cheryl Parker, Staff Attorney, World Energy Solutions, Inc., 100 Front Street, 20th Floor, Worcester, MA 01608. The Board also may appoint from time to time ad hoc committees to address specific matters.

Audit Committee. The members of our Audit Committee are Messrs. Libbey, Wellard and Wolfe, all of whom are independent. Dr. Libbey is our audit committee financial expert. The Audit Committee met eight times in 2013. The Audit Committee is responsible for assisting the Board in fulfilling its responsibilities for oversight of our accounting and financial reporting processes and audits of our financial statements. The Audit Committee will, among other things, independently monitor our financial reporting process and internal control systems, review our financial statements to ensure their quality, integrity and compliance with accounting standards, ensure the adequacy of procedures related to such review and oversee the work of our external auditors. The Audit Committee is separately designated and established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.

Compensation Committee. The members of our Compensation Committee are Messrs. Libbey, Wellard and Wolfe. The Compensation Committee met six times in 2013. The Compensation Committee is responsible for overseeing the discharge of the Board’s responsibilities related to compensation of our directors and executive officers. The Compensation Committee will, among other things, review the adequacy of compensation, review and approve corporate goals and objectives relevant to compensation and make recommendations regarding compensation of the Chief Executive Officer and our other directors and officers. The Compensation Committee will assess all aspects of compensation including salaries, bonuses, long-term incentive compensation and other performance based incentives, taking into account industry comparables to ensure that compensation is fair and reasonable.

The Compensation Committee has implemented an annual performance review program for our executives, under which annual performance goals are determined and set forth in writing at the beginning of each calendar year for our Company as a whole and each executive. Annual corporate goals are proposed by management and considered for approval by the Board at the end of each calendar year for the following year. Individual goals focus on contributions that facilitate the achievement of the corporate goals and are usually set during the first quarter of each calendar year. Executive officer goals are discussed with the Chief Executive Officer and considered for approval by the Compensation Committee. Annual salary increases, annual bonuses, and any stock awards granted to our executives are tied to the achievement of these corporate, department and individual performance goals. The Compensation Committee has the authority to select, retain and terminate compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. It did not engage any compensation consultant for assistance in determining or recommending the amount or form of executive or director compensation in 2013.

Corporate Governance and Nominating Committee. The members of our Corporate Governance and Nominating Committee are Messrs. Libbey, Wellard and Wolfe. As of March 25, 2014, Mr. Sweeney was added as a member of the Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee met twice in 2013. The Corporate Governance and Nominating Committee is responsible for assisting the Board in discharging its responsibilities related to corporate governance practices and the nomination of directors. The Corporate Governance and Nominating Committee will, among other things, develop our corporate governance practices, recommend procedures to assist the Board in functioning cohesively and effectively, supervise our securities compliance procedures and have the authority to engage outside advisors where necessary. This committee is also responsible for recommending to the Board director nominees to be elected at stockholder meetings, taking into consideration the appropriate size of the Board, the competencies and skills required and whether each nominee can sufficiently fulfill his or her duties as a member of the Board.

The Corporate Governance and Nominating Committee will consider for nomination to the Board candidates recommended by stockholders. Recommendations should be sent to the Corporate Governance and Nominating Committee, c/o Cheryl Parker, Staff Attorney, World Energy Solutions, Inc., 100 Front Street, 20th Floor, Worcester, MA 01608. The deadline for making recommendations of director nominees for possible inclusion in our proxy statement for our 2015 Annual Meeting of Stockholders is described at the end of this proxy statement under “Stockholder Proposals.” Recommendations must be in writing and must contain the information set forth in the Company’s Amended and Restated By-Laws. The minimum qualifications and specific qualities and skills required for a nominee for director are that the nominee shall have the highest personal and professional integrity, shall have demonstrated exceptional ability and judgment, and shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the stockholders. In addition to considering candidates suggested by stockholders, the Corporate Governance and Nominating Committee may consider potential candidates suggested by current directors, Company officers, employees, third-party search firms and others. The Corporate Governance and Nominating Committee screens all potential candidates in the same manner regardless of the source of the recommendation. The Corporate Governance and Nominating Committee does not consider diversity a factor in choosing its nominees. The Corporate Governance and Nominating Committee determines whether the candidate meets our minimum qualifications and specific qualities and skills for directors and whether requesting additional information or an initial screening interview is appropriate. In March of 2014, Messrs. Londa and Sweeney were appointed pursuant to a Settlement and Standstill Agreement executed March 11, 2014 between Ardsley Partners Renewable Energy Fund, L.P.; Ardsley Advisory Partners; Ardsley Partners I; Philip J. Hempleman; Spencer Hempleman; Benjamin Ian Block; Steven Napoli; and World Energy, and were approved by the non-management directors. Additionally, the current Class II director nominees were approved by the non-management directors. No other nominations were received.

Board Leadership Structure and Role in Risk Oversight

Currently, we have separate individuals serving as Chairman of the Board and our principal executive officer. The Board believes the separation of these two positions has served our Company well, but it has no set policy regarding the separation of the roles of Chairman of the Board and Chief Executive Officer in the future. Our Chief Executive Officer, Philip Adams, has served as a director of our Company since his appointment to the position of Chief Executive Officer in June 2012. Dr. Libbey, one of our independent directors, serves as our Chairman of the Board, and oversees a seven member board, a majority of which are independent. The Chairman provides guidance to the Chief Executive Officer, assists on setting the agenda for Board meetings, and presides over meetings of the full Board. The Board believes that this leadership structure provides an appropriate allocation of roles and responsibilities at this time.

The Board takes an active role, as a whole and at the committee level, in overseeing management of our Company’s risks. Our management keeps the Board apprised of significant risks facing our Company and the approach being taken to understand, manage and mitigate such risks. Specifically, strategic risks are overseen by the full Board; financial risks are overseen by the Audit Committee; risks relating to compensation plans and arrangements are overseen by the Compensation Committee; and risks associated with director independence and potential conflicts of interest are overseen by the Audit Committee. Additional review or reporting on enterprise risks is conducted as needed or as requested by the full Board or the appropriate committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information regarding the beneficial ownership of our common stock as of April 4, 2014, by:

•	each person or entity known by us to own beneficially more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of the executive officers named in the summary compensation table; and

•	all of our directors and executive officers as a group.

In accordance with SEC rules, we have included in the number of shares beneficially owned by each stockholder all shares over which such stockholder has sole or shared voting or investment power, and we have included all shares that the stockholder has the right to acquire within 60 days after April 4, 2014 through the exercise of stock options or any other right. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to shares beneficially owned by that stockholder. For purposes of determining the equity and voting percentages for each stockholder, any shares that such stockholder has the right to acquire within 60 days after April 4, 2014 are deemed to be outstanding, but are not deemed to be outstanding for the purpose of determining the percentages for any other stockholder.

Stockholders Known by Us to Own Over 5% of Our Common Stock

Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Shares Beneficially Owned (1)
Richard Domaleski/RD Holdings, LLC (2)	1,363,811	(3)	10.8%
Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	799,100	(4)	6.3%
Austin W. Marxe, David M. Greenhouse, and Adam C. Stettner c/o Special Situations Funds 527 Madison Avenue, Suite 2600 New York, NY 10022	839,652	(5)	6.6%
Ardsley Advisory Partners (6) 262 Harbor Drive 4th Floor Stamford, Connecticut 06902	832,995	(7)	6.6%
Hershey Management I, LLC (8) 888 7th Avenue 17th Floor New York, New York, 10019	823,005	(9)	6.5%

(1)	The number of shares and percentages has been determined as of April 4, 2014 in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. At that date, a total of 12,630,250 shares of common stock were issued and outstanding, which includes 265,750 shares of restricted stock that are outstanding and not yet vested.
(2)	The address of Richard Domaleski is 40 Jackson Street, Suite 1090, Worcester, MA 01608; and RD Holdings, LLC is c/o Callister Nebeker & McCullough, Parkview Plaza 1, 2180 South East 1300 Suite 600, Salt Lake City, UT 84106.
(3)	Consists of 413,811 shares held in the name of Mr. Domaleski and 950,000 shares held by RD Holdings, LLC. The 950,000 shares are also pledged as collateral for a line of credit that Mr. Domaleski has with his financial institution.

(4)	The amount shown and the following information are based on a Schedule 13G/A filed with the SEC on January 17, 2014 by Royce & Associates, LLC. According to the Schedule 13G/A, various accounts managed by Royce & Associates, LLC have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of our common stock.
(5)	The amount shown and the following information are based on a Schedule 13G/A filed with the SEC on February 13, 2014 by Austin W. Marxe, David M. Greenhouse, and Adam C. Stettner for this information.

Special Situations Cayman Fund, L.P. owns 584,217 shares of common stock. Special Situations Fund III QP, L.P. owns 255,435 shares of common stock.

Messrs. Marxe, Greenhouse, and Stettner are members of SSCayman, LLC, the general partner of Special Situations Cayman Fund, L.P. Messrs. Marxe, Greenhouse, and Stettner are also the controlling principals of AWM Investment Company, Inc., the general partner of MGP Advisers Limited Partnership, the general partner of Special Situations Fund III QP, L.P. AWM Investment Company, Inc. also serves as the investment adviser to Special Situations Cayman Fund, L.P. and Special Situations Fund III QP, L.P.

Messrs. Marxe and Greenhouse share voting and investment power over 584,217 shares of common stock owned by Special Situations Cayman Fund, L.P., and 255,435 shares of common stock owned by Special Situations Fund III QP, L.P. Messrs. Marxe and Greenhouse are deemed to beneficially own an aggregate of 839,652 shares of common stock.

(6)	The address of the business office of each of the reporting persons, with the exception of Ardsley Energy Offshore, is 262 Harbor Drive, 4th Floor Stamford, Connecticut 06902. The address of the registered office of Ardsley Energy Offshore is Romasco Place, Wickhams Cay 1, Road Town Tortola, British Virgin Islands.
(7)	We relied on a Schedule 13D/A filed with the SEC on March 13, 2014 by Ardsley Partners Renewable Energy Fund, L.P.; Ardsley Advisory Partners; Ardsley Partners I; Philip J. Hempleman; Spencer Hempleman; and Benjamin Ian Block for this information.

Ardsley Partners Renewable Energy Fund, L.P., Ardsley Advisory Partners, Ardsley Partners I, Philip Hempleman, and Spencer Hempleman share ownership of an aggregate of 832,995 shares of common stock. Spencer Hempleman also owns individually 55,798 shares of common stock. Benjamin Ian Block individually owns 25,000 shares of common stock. The shares of common stock individually owned by Spencer Hempleman and Benjamin Ian Block are not included in the percent of shares beneficially owned by Ardsley Advisory Partners.

The principal business of Ardsley Partners Renewable Energy Fund, L.P. is serving as a private investment limited partnership. The principal business of Ardsley Advisory Partners is serving as investment manager to certain private investment funds, including Ardsley Partners Renewable Energy Fund, L.P., and to make investment decisions on behalf of these private investment funds. The principal business of Ardsley Partners I is serving as the general partner of certain limited partnerships, including Ardsley Partners Renewable Energy Fund, L.P. Mr. Philip Hempleman serves as managing partner of Ardsley Advisory Partners and Ardsley Partners I. Mr. Spencer Hempleman serves as portfolio manager of Ardsley Partners Renewable Energy Fund, L.P. and as a partner of Ardsley Advisory Partners and Ardsley Partners I. Mr. Benjamin Block serves as a partner of Ardsley Advisory Partners and Ardsley Partners I.

(8)	The address of the business office of Hershey Management I, LLC and Hershey Strategic Capital, LP is 888 7th Avenue, 17th Floor, New York, New York 10019. The address of the business office of Sherleigh Associates Inc. Profit Sharing Plan is 80 Columbus Circle PH76A, New York, New York, 10023.
(9)	We relied on Schedules 13G and 13G/A filed with the SEC on March 17, 2014 by Hershey Management I, LLC; Hershey Strategic Capital, LP; and Sherleigh Associates Inc. Profit Sharing Plan for this information.

Hershey Management I, LLC is the investment advisor of Hershey Strategic Capital, LP. Hershey Strategic Capital GP, LLC is the general partner of Hershey Strategic Capital, LP. Adam Hershey is the sole managing member of both Hershey Management I, LLC and Hershey Strategic Capital GP, LLC. As the investment advisor, Hershey Management I, LLC has the voting and dispositive power with respect to all of the shares of common stock owned by Hershey Strategic Capital, LP.

Additionally, pursuant to a co-investment agreement, Hershey Management I, LLC has the voting and dispositive power with respect to the shares of common stock owned by Sherleigh Associates Inc. Profit Sharing Plan.

As of March 18, 2014, Hershey Strategic Capital, LP owns 400,000 and Sherleigh Associates Inc. Profit Sharing Plan owns 423,005 shares of common stock.

Directors, Director Nominees, and Officers

Name and address of beneficial owner (1)	Nature of beneficial ownership	Amount of beneficial ownership (3)	Percent of shares beneficially owned (2)
Philip Adams (4)	Chief Executive Officer and Director (PEO)	343,000	2.7%
Martha Danly (5)	Chief Operating Officer	28,125	*
James Parslow (6)	Chief Financial Officer (PFO)	99,188	*
Edward Libbey (7)	Director	187,160	1.5%
Thad Wolfe	Director	29,729	*
John Wellard	Director	27,804	*
Ralph Sheridan	Director	11,874	*
Peter Londa	Director	1,874	*
Sean Sweeney	Director	1,874	*
All executive officers and directors (9 persons) (8)		730,628	5.7%

*	Percentage of shares beneficially owned does not exceed one percent.
(1)	The address of each stockholder in the table is c/o World Energy Solutions, Inc., 100 Front Street, 20th Floor, Worcester, Massachusetts 01608.
(2)	The number of shares and percentages has been determined as of April 4, 2014 in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. At that date, a total of 12,630,250 shares of common stock were issued and outstanding, which includes 265,750 shares of restricted stock that are outstanding and not yet vested.
(3)	Represents shares subject to outstanding stock options and warrants currently exercisable or exercisable, or currently vested or that will vest, within 60 days of April 4, 2014.
(4)	Includes 50,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 4, 2014, and 75,000 shares of restricted stock that are outstanding and not yet vested.
(5)	Includes 28,125 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 4, 2014.
(6)	Includes 20,750 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 4, 2014 and 40,000 shares of restricted stock that are outstanding and not yet vested.
(7)	Includes 66,300 shares of common stock held in the name of Dr. Libbey’s wife.
(8)	Includes 98,875 shares of common stock issuable upon exercise of stock options exercisable within 60 days of April 4, 2014, and 115,000 shares of restricted stock that are outstanding and not yet vested.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

World Energy seeks to instill our core values of integrity, trust, accountability, personal responsibility, employee empowerment, and transparency in our employees and to encourage them to strive to do their best while feeling rewarded. We believe in the power of open disclosure and know the best way to build and strengthen our reputation and Company is through honesty, trust, and hard work. The goal of our executive officer compensation program is the same as our goal in operating our company – to create long-term value for our stockholders. We welcome the opportunity to share this Compensation Discussion and Analysis (CD&A) with our stockholders. The Compensation Committee of our Board oversees our executive compensation program. In this role, the Compensation Committee annually reviews, sets and approves all compensation decisions for our named executive officers.

Objectives and Philosophy of Our Executive Compensation Program

The primary objectives of the Compensation Committee with respect to executive compensation are to:

•	attract, retain and motivate the best possible executive talent;

•	align executives’ incentives with the creation of stockholder value;

•	ensure executive compensation is aligned with our corporate strategies and business objectives;

•	minimize risk to the organization through a reward program tightly aligned to business achievement objectives; and

•	promote the achievement of key strategic and financial performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals.

To achieve these objectives, the Compensation Committee evaluates our executive compensation program with the goal of setting compensation levels competitive with those of other companies in our industry and in our region who compete with us for executive talent. In addition, our executive compensation program ties each executive’s overall compensation to key strategic, financial and operational goals such as enhanced automation within operations, finance and our efficiency departments leading to continued growth and productivity, additional analyst coverage, increased presence at industry conferences, and attainment of revenue and adjusted EBITDA targets. We may also provide a portion of our executive compensation as stock options or restricted stock that vest over time, which we believe helps to retain our executives and aligns their interests with those of our stockholders. Stock grants allow the executives to participate in the long term success of our Company as our stock price appreciates.

We compete for executive personnel. Accordingly, the Compensation Committee generally targets base salary and annual cash incentive bonuses for executives consistent with similarly situated executives in peer group companies. Variations may occur as dictated by the experience levels and market factors. For example, following a salary freeze for executives from 2008-2011, the Compensation Committee granted a 10.8% increase in 2012. In 2013, the Compensation Committee granted an 8% base pay increase to our CEO and a 7% increase to our CFO and also increased bonus targets for our executives. Specific bonus details will be described in the sections below.

Process for Executive Compensation Determination

The Compensation Committee is responsible for developing and administering the compensation program for executive officers. Their recommendations are then submitted to the full Board (excluding the CEO) for approval.

The CEO, with the assistance of our Human Resources department, makes annual recommendations to the Compensation Committee regarding base salaries, cash incentive payments and equity grants for all executive officers with the exception of the CEO, whose salary is determined by the Compensation Committee.

•	Salary recommendations are only made following the Compensation Committee’s review of peer executive compensation survey data and an evaluation of individual performance during the prior year.

•	Annual cash incentive payments are primarily determined by our financial performance and individual objectives as defined below.

Our process for evaluating executive compensation includes providing the Compensation Committee with comprehensive information and data on the elements of executive pay for officers and other key employees from peer companies as noted below. The peer groups chosen are those with revenue targets near or below $300 million, business focused on the alternative/green energy industry or high-tech software space, and within geographic proximity to World Energy’s location. The Compensation Committee uses its judgment supported by facts and documentation in making compensation decisions. Below is fiscal year 2012 compensation information for peer companies that was reviewed by the Compensation Committee and used as a baseline for decisions regarding executive pay practices.

Peer Company	2012 Annual Revenue (in millions)
Active Power, Inc.	$76.3
American Superconductor	$87.4
Constant Contact	$252.1
EnerNOC	$278.0
Fuel Cell Energy	$121.0
Lime Energy	$43.4
Plug Power	$26.1
Power Secure Int’l	$162.0
Virtusa	$333.1
World Energy	$31.8

Components of our Executive Compensation Program

The primary elements of our executive compensation program contain some or all of the following:

•	base salary;

•	annual cash incentive bonuses;

•	equity awards;

•	insurance, retirement and other employee benefits; and

•	in some cases, severance.

We do not currently have a policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. In the event we institute long- and short-term compensation targets, the Compensation Committee will determine the appropriate level and mix of the various compensation components.

Base Salary

The Compensation Committee believes that base salaries recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executive officers. We believe executive base salaries should be targeted near the median of the range of salaries for executives in similar positions at comparable companies. In comparing executive base pay salaries with those of peer companies, our Compensation Committee believed a base salary increase in 2013 of 8% for our CEO and 7% for our CFO was warranted to move executive base salaries closer to peer company executives and to reward company achievement. Our COO was hired in April of 2013. Peer data was assessed by the Compensation Committee in assessing the compensation package for our COO.

Base salaries are reviewed at least annually by our Compensation Committee, and are adjusted from time to time to realign salaries of our executive officers after taking into account individual responsibilities, performance and experience.

Average Base Salaries from Peer Companies
CEO	$428,310
COO	$253,935
CFO	$284,229

World Energy 2013 Base Salaries
CEO	$300,000
COO/President	$250,000
CFO	$225,000

Our Human Resources department uses publicly available peer company executive pay information to assess the market competitiveness of our senior executives’ salaries. Typically, salary and bonus recommendations for consideration are made by the CEO and presented to the Compensation Committee, and then the Compensation Committee’s recommendations are submitted to the full Board for approval. Because the CEO is a member of our Board he recuses himself from voting on compensation matters affecting CEO compensation.

Annual Cash Incentive Bonuses

We have an annual cash incentive bonus plan for our executives intended to compensate for achievement of company strategic, operational and financial goals. Amounts payable under the annual cash incentive bonus plan are fixed dollar targets. Bonus targets for 2013 were given equal weight in the bonus analysis. The corporate targets generally conform to the business plan approved by the Board, specifically revenue and adjusted EBITDA goals, and corporate strategic initiatives such as enhancements to our corporate product offering and enrichment of internal automation for greater efficiency and scalability, continued expansion of our foothold in the “mid-market” (small and medium size businesses), obtaining additional analyst coverage and an increased presence at industry events. The Compensation Committee approves the Company and executive performance goals and the determination of potential bonus amounts based on achievement of those goals.

The Compensation Committee works with the CEO to develop corporate and individual goals that they believe can be reasonably achieved over the next year. To date, these have been task specific goals aligned with the Company’s business plan. We expect to continue to tie our executive bonuses to successful completion of our strategic initiatives and attaining corporate financial targets such as revenue and income. The Compensation Committee anticipates that this model will evolve as the Company grows.

For fiscal year 2013, bonus target parameters for our executive team were defined as follows:

2013 Executive Bonus Targets	CEO	COO	CFO
Attainment of revenue goal	$75,000	$33,333	$30,000
Attainment of Adjusted EBITDA goal	$75,000	$33,333	$30,000
Achievement of strategic initiatives	$75,000	$33,334	$30,000
Total Annual Bonus Targets	$225,000	$100,000	$90,000

Cash incentive bonus participants are eligible for bonus payments ranging from 0% to over 200% of their targets. Below are specific payments made to our CEO, COO, and CFO. See the table below for specific targets and achievements.

Bonuses for 2013 were structured such that one-third of each executive’s bonus payment was tied to each target as noted above. Based upon an analysis by our Compensation Committee of the attainment of the bonus target parameters for our three executive officers, and following a recommendation by our CEO with respect to our COO and CFO, the Compensation Committee recommended and the Board approved the following 2013 bonus payments:

2013 Corporate and Individual Bonus Targets	Target	Revenue Achievement	Adj. EBITDA Achievement	Strategic Initiative	2013 Bonus Payment
Chief Executive Officer (PEO), Philip Adams	$225,000	$15,000	$95,550	$37,500	$148,050
Chief Operating Officer, Martha Danly	$100,000	$6,667	$42,467	$22,222	$71,355
Chief Financial Officer (PFO), James Parslow	$90,000	$6,000	$38,220	$10,000	$54,220

The above payments were based upon the Compensation Committee’s review of certain factors including: achievement of revenue for 2013 at 92.2% of target yielding a 20% payment of that 1/3 of bonus, achievement of the adjusted EBITDA for 2013 at 111% of target yielding a 127.4% payment of that 1/3 bonus, and achievement of various strategic initiatives. Strategic initiatives included securing analyst coverage; significant strides in automating internal practices for greater efficiency in operations, finance, and efficiency; a new banking relationship resulting in reduced fees; and streamlining commission reporting and collections. The Compensation Committee has discretion to adjust bonus amounts within an executive officer’s total target bonus, based on the Compensation Committee’s assessment of corporate and individual achievements. The Compensation Committee considered the effect of the restatement of our financials on the executives’ achievement of the bonus targets and determined that the executives had met various targets established based upon annual goals set for them individually. The Committee awarded strategic bonuses as noted above.

Equity Award

Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe equity grants provide executives a strong link to our long-term performance, create an ownership culture, and help align interests of our executives with our stockholders. In addition, the vesting feature of our equity grants is intended to further our goal of executive retention by providing an incentive for our executives to remain in our employ during the vesting period. In determining the size of equity grants to our executives, our Compensation Committee considers comparable share ownership of executives in our compensation peer group, our company-level performance, the executive’s performance, the amount of equity previously awarded, recommendations of the CEO, and suggested grant levels as defined in our annual long-term incentive stock grant program.

Equity awards to executives are made in the form of stock options or restricted stock. In 2013, an equity grant was offered to our CEO in the amount of 25,000 shares of restricted stock which will vest 100% at the four year anniversary of the grant date. A grant was also made to our CFO in the amount of 40,000 shares of restricted stock which will vest 100% at the three year anniversary of the grant date. Both grants were part of our annual long-term incentive company grant program. These grants were approved by the Compensation Committee and by the entire Board.

The Compensation Committee reviews all components of the executive’s compensation when determining annual equity awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives. We intend that the annual aggregate value of these awards will be set near median levels for companies in our compensation peer group. Typically, any new stock granted to our executives vest 25% per year over the first four years of the seven-year option term except as noted above for our CEO and CFO. Vesting typically ceases upon termination of employment except as noted in the employment agreement for the CEO. Exercise rights cease shortly after termination of employment except in the case of death or disability.

We do not have a policy to grant awards annually to our executive team, but the Compensation Committee and Board may adopt such a policy in the future. The exercise price of all stock options is equal to the weighted average closing price of our stock on NASDAQ Capital Market on the date on which the option is granted.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including medical and dental insurance, life and disability insurance, a 401(k) plan, and a Flexible Spending Account. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. The 401(k) plan has a Company contribution provision, which is subject to the Board’s discretion. To date, no Company contributions have been made to the 401(k) plan. The below table sets forth our general benefit package.

Benefit or Perquisite	All Full-Time Employees	Named Executive Officers

Automobile Allowance	Select Employees (1)	Not Offered

Deferred Compensation Plan	Not Offered	Not Offered

Employee Stock Purchase Plan	Not Offered	Not Offered

Flexible Spending Account	✓	✓

Health Insurance	✓	✓

Life Insurance	✓	✓

Long-Term Disability	✓	✓

Paid Time-Off	✓	✓

Retirement Savings Plan	✓	✓

Short-Term Disability	✓	✓

Supplemental Life Insurance	✓	✓

Tax Planning and Preparation	Not Offered	Not Offered

(1)	The Company has offered this benefit to certain non-executive employees.

Employment Agreements and Potential Payments Upon Termination or Change in Control

We have entered into employment agreements with certain of the named executive officers the material terms of which are summarized below.

Effective June 6, 2012, Mr. Philip Adams was appointed as our President and Chief Executive Officer. Prior to that time, he served as our President since October 2007 and Chief Operating Officer since October 2003. Pursuant to a letter of offer for employment with Mr. Adams, effective as of October 1, 2003 and which remained in effect until February 7, 2013 when it was superseded by a new employment agreement, Mr. Adams was paid a monthly base salary, subject to adjustments from time to time, and was eligible to participate in all bonus and benefit programs including our stock option plan. Effective February 7, 2013, we entered into a new employment agreement with Mr. Adams to reflect his new role and responsibilities as our Chief Executive Officer. Pursuant to the new employment agreement, Mr. Adams is to be paid a base salary of $25,000 per month, and is eligible for a bonus based on criteria to be determined by the Board. Pursuant to separate restricted stock agreements dated June 6, 2012 and February 7, 2013, Mr. Adams also received 50,000 and 25,000 shares of restricted common stock, respectively, under our 2006 Stock Incentive Plan, which restricted stock shall vest on the fourth anniversary of the date of the employment agreement, provided that Mr. Adams is still employed with us at that time; however, in the event of a change in control, the vesting of such stock shall be accelerated. Pursuant to the employment agreement, Mr. Adams may be terminated at will or for “cause,” as defined in the employment agreement, or Mr. Adams may terminate his employment for any reason or for “good reason,” as defined in the employment agreement. In the event that Mr. Adams is terminated at will or terminates his employment for good reason, Mr. Adams shall receive a severance equal to 12 months of his base salary. Mr. Adams has also entered into a non-competition and non-solicitation agreement with us, the terms of which are summarized below.

Ms. Danly has served as our Chief Operating Officer since April 17, 2013. Pursuant to a letter of offer for employment with Ms. Danly effective April 1, 2013, subject to Board approval granted on April 17, 2013, Ms. Danly is to be paid a monthly base salary, is eligible to participate in all bonus and benefit programs, and receives standard perquisites as applicable to all other employees as well as a monthly housing and travel allowance. Ms. Danly has also entered into a non-competition and non-solicitation agreement, the terms of which are summarized below.

Mr. James Parslow has served as our Chief Financial Officer, Treasurer, and Secretary since May 2006. Pursuant to a letter of offer for employment with Mr. Parslow effective May 15, 2006, Mr. Parslow is to be paid a monthly base salary, and is eligible to participate in all bonus and benefit programs. Mr. Parslow has also entered into a non-competition and non-solicitation agreement, the terms of which are summarized below.

The non-competition and non-solicitation agreement for each of Messrs. Adams, Parslow and Ms. Danly provides that for a period of one year following the termination or cessation of employment with us, the employee will not (i) engage in a business that competes with our business; (ii) directly or indirectly solicit any of our employees; or (iii) directly or indirectly solicit, hire or engage as an independent contractor any person who was employed by us during the employee’s term of employment with us.

Impact of Regulatory Requirements

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1 million paid in any taxable year to our CEO and certain other highly compensated executive officers. However, certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of World Energy and our stockholders after taking into consideration changing business conditions and the performance of our employees. The Compensation Committee expects that the majority of compensation paid to our executive officers will be tax deductible to us.

EXECUTIVE OFFICERS

The following table sets forth, as of April 4, 2014, the names, ages, and positions held with us and principal occupations and business experience for at least the last five years of each of our executive officers. There are no arrangements or understandings between any officer and any other person pursuant to which the officer is or was to be selected as an officer.

Name	Age	Position with the Company
Philip Adams	56	Chief Executive Officer, and Director (PEO)
Martha Danly	60	Chief Operating Officer (COO)
James Parslow	49	Chief Financial Officer, Treasurer and Secretary (PFO)

Philip Adams. (Please see “Information as to Directors and Nominees for Directors”).

Martha Danly. Ms. Danly joined the Company in September 2012 and currently serves as our Chief Operating Officer, a position that she was appointed to by our Board of Directors on April 17, 2013. As Chief Operating Officer, she is responsible for leading company-wide operations, marketing, product management, software development, IT, and delivery of the World Energy Exchange®. She brings a passion for business models that provide scalable solutions to complete trading problems by combining proprietary technology platforms with highly sophisticated operations. With 30 years in the high-technology industry, Ms. Danly has held leadership positions in marketing and product strategy at a wide range of Silicon Valley startups focused on online trading, cloud computing, cleantech, social media, consumer video, and ad networks, including ShareThis, Green by Design, Turn, and Firefly Mobile. Known for bringing user-centric product design to emerging technologies, Ms. Danly helped pioneer two successful e-commerce platforms – the first online auction at Onsale and vertical B2B marketplaces at Ventro Corporation. Ms. Danly holds a B.A. in linguistics from Macalester College where she graduated summa cum laude and a Ph.D. in experimental psychology from Harvard University.

James Parslow. Mr. Parslow joined the Company in May 2006 and serves as our Chief Financial Officer, Treasurer and Secretary. As Chief Financial Officer, he is responsible for World Energy’s financial strategy, as well as its day-to-day accounting operations. Mr. Parslow is a Certified Public Accountant in Massachusetts with more than 25 years of experience serving private and public companies in the alternative energy, online auction, and high-tech manufacturing industries. Prior to joining World Energy, he was Treasurer and CFO of Spire Corporation (NASDAQ: SPIR), a global solar company. He began his career at a major public accounting firm and served in several finance positions, including vice president of finance and administration, at public subsidiaries of Thermo Fisher Scientific, Inc. (NYSE: TMO), a $10 billion global instrumentation company. Mr. Parslow holds an A.B. in Economics/Accounting from the College of the Holy Cross and an M.B.A. with a concentration in Finance from Bentley College.

EXECUTIVE COMPENSATION

Compensation Summary

The following table contains information with respect to the compensation paid or earned for the fiscal years ended December 31, 2013, 2012, and 2011 by the individuals who served as our principal executive officer, principal financial officer in 2013 and our only other executive officer during the fiscal year ended December 31, 2013. Such persons are referred to as our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($) (4)	Option Awards ($) (1)	All Other Compensation ($)		Total ($)
Philip Adams	2013	297,338		148,050	128,750	—	602		574,740
Chief Executive Officer (PEO) (3)	2012	269,037	(2)	226,944	166,500	—	101		662,582
	2011	235,000		212,500	—	—	101		447,601

Martha Danly Chief Operating Officer (COO)	2013	242,307		71,355	—	—	39,314	(5)	352,976

James Parslow	2013	223,882		54,220	133,600	—	101		411,803
Chief Financial Officer (PFO)	2012	210,473		114,000	—	31,876	101		356,450
	2011	190,000		120,000	—	—	304		310,304

(1)	The amounts shown in this column reflect the aggregate fair date value of stock option awards, computed in accordance with the FASB ASC Topic 718, Compensation — Stock Compensation, for awards granted during the applicable fiscal year. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 10 to our audited consolidated financial statements for the year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the SEC on March 31, 2014. Generally, the aggregate grant date fair value is the amount that the Company expects to expense in its financial statements over the award’s vesting schedule. This amount reflects the Company’s accounting expense and does not correspond to the actual value that will be realized by the executive. The value that may be realized by the executive may be different from the accounting expense because it depends on the stock price at the time of vesting and sale, which may be higher or lower than the stock price on the date of grant.
(2)	Mr. Adams’ annualized base salary as President and Chief Operating Officer from January 1, 2012 until June 6, 2012 was $260,322. Effective June 6, 2012, Mr. Adams was appointed Chief Executive Officer and his annualized base salary was increased to $276,938.
(3)	Effective June 6, 2012, Mr. Adams was appointed Chief Executive Officer. He served as our President and Chief Operating Officer since October 2003.
(4)	The amount represents the aggregate grant date fair value of the restricted stock grant, computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation, for awards granted during the applicable fiscal year. Please see Note 10, “Stock Based Compensation,” to our audited consolidated financial statements for the year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the SEC on March 31, 2014, for a discussion of the assumptions we used in valuing these restricted stock units in accordance with ASC 718. Generally, the aggregate grant date fair value is the amount that the Company expects to expense in its financial statements over the award’s vesting schedule. This amount reflects the Company’s accounting expense and does not correspond to the actual value that will be realized by the executive. The value that may be realized by the executive may be different from the accounting expense because it depends on the stock price at the time of vesting and sale, which may be higher or lower than the stock price on the date of grant.
(5)	Includes $21,600 for lodging expenses, $11,939 for travel related expenses, and $5,775 for tax gross up.

Grants of Plan-Based Awards

The following table shows information concerning grants of plan-based awards made during 2013 to the named executive officers under any of our equity plans.

2013 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ per share)	Grant Date Fair Value of Stock and Option Awards ($) (1)

Philip Adams (PEO)	2/7/13	25,000	—	—	128,750

James Parslow (PFO)	9/20/13	40,000	—	—	133,600

(1)	The amounts shown in this column reflect the aggregate fair date value of plan awards, computed in accordance with the FASB ASC Topic 718, Compensation — Stock Compensation, for awards granted during the applicable fiscal year. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 10 to our audited consolidated financial statements for the year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the SEC on March 31, 2014.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding unexercised stock options and stock that has not vested that are held by our named executive officers as of December 31, 2013.

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value at grant date of shares of units of stock that have not vested ($)

Philip Adams (PEO)	50,000	—	3.17	12/11/16	75,000	(2)	295,250

Martha Danly (COO)	23,438	51,562	3.81	9/17/19	—		—

James Parslow (PFO)	15,000	—	13.40	5/17/14	40,000	(3)	133,600
	9,000	—	2.00	12/5/15	—		—
	1,250	—	3.17	12/11/16	—		—
	3,750	8,250	3.81	9/17/19	—		—

(1)	The options vest as to one-fourth of the total on the first anniversary of the grant date and vest quarterly thereafter over the next 3 years.
(2)	Effective June 6, 2012, Mr. Adams was appointed as our Chief Effective Officer. In conjunction with his appointment, we issued Mr. Adams 50,000 shares of restricted common stock under our 2006 Stock Incentive Plan. Such shares shall vest on the fourth anniversary of the grant date. On February 7, 2013 we issued Mr. Adams 25,000 shares of restricted common stock under our 2006 Stock Incentive Plan. Such shares shall vest on the fourth anniversary of the grant date.
(3)	On September 20, 2013 we issued Mr. Parslow 40,000 shares of restricted common stock under our 2006 Stock Incentive Plan. Such shares shall vest on the third anniversary of the grant date.

Narrative to Outstanding Equity Awards Table

Retirement Benefits

We have an established 401(k) employee savings and retirement plan that covers the majority of our eligible employees. Our employees may participate in the 401(k) plan after reaching the age of 21. We may make discretionary matching contributions as determined from time to time. Employee contributions vest immediately, while our matching contributions begin to vest after one year of service and continue to vest at 20% per year over the next five years. To date, we have not made any discretionary contributions to the 401(k) plan.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during 2013 were Mr. Wolfe, Dr. Libbey, and Mr. Wellard. None of these Committee members is or has ever been an executive officer or employee of our Company. To our knowledge, there were no other relationships involving members of the Compensation Committee or our other directors which require disclosure in this Proxy Statement as a Compensation Committee interlock.

None of our executive officers serve as a member of the Board or Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for the 2014 Annual Meeting of Stockholders.

The Compensation Committee
Thad Wolfe, Chairman Edward Libbey John Wellard

Audit Committee Report

The Audit Committee reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2013 with our management. The Committee discussed and reviewed with Marcum LLP (“Marcum”) all communications required by generally accepted auditing standards and SEC regulations, including those by Auditing Standards No. 16 (“AS16”), as adopted by the Public Company Accounting Oversight Board and, with and without management present, discussed and reviewed the results of Marcum’s audit of the financial statements. The Audit Committee received from Marcum the written disclosures and letter from Marcum required by applicable requirements of the Public Company Accounting Oversight Board regarding Marcum’s communications with the Audit Committee concerning independence and discussed with Marcum the matters disclosed in this letter and their independence. The Audit Committee also considered whether Marcum’s provision of other, non-audit related services to us is compatible with maintaining their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013.

The Audit Committee
John Wellard, Chairman Edward Libbey Thad Wolfe

Policies and Procedures for Related Person Transactions

Any transaction, arrangement or relationship in which World Energy is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest is subject to review and approval by the Audit Committee of our Board, pursuant to our written policy.

Such review and approval will, whenever practicable, occur prior to entry into the transaction. A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. The committee may approve or ratify a transaction only if the committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with the best interests of World Energy. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

Equity Compensation Plan Information

The following table provides information, as of December 31, 2013, concerning securities authorized for issuance under all of our equity compensation plans:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, restricted stock vesting, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities in Column (a))

Equity compensation plans approved by security holders	947,917	(1), (3)	$3.69	(2)	334,520

Equity compensation plans not approved by security holders	4,500	(4)	3.27		—

Total	952,417		$3.69		334,520	(3)

(1)	Represents shares of common stock issuable on exercise of options and unvested restricted stock under the 2006 Stock Incentive Plan with 7.8% of the total issued and outstanding common stock as of December 31, 2013.
(2)	Includes only the weighted average exercise price of outstanding options.
(3)	Our 2006 Stock Incentive Plan also provides for the issuance of restricted stock and other stock-based awards.
(4)	Includes 4,500 shares of common stock issuable on the exercise of warrants of which 3,600 are granted to Dian Griesel and 900 are granted to J. Kevin Moran.

As of April 24, 2014, there were stock options issued and outstanding to 714,667 shares of common stock and unvested restricted stock grants representing 265,750 shares of common stock under the 2006 Stock Incentive Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s outstanding common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock. These persons are required by SEC regulation to furnish the Company with copies of all such reports they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers and directors and beneficial owners of more than 10% of the Company’s stock, have been complied with for the fiscal year ended December 31, 2013, except that Mr. Richard Domaleski, our former Chief Executive Officer, filed fifteen reports late with respect to fifteen transactions.

PROPOSAL 2

ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required pursuant to Section 14A of the Exchange Act, Proposal No. 2 is a non-binding, advisory proposal on the compensation that we paid to our named executive officers in 2013. The Board is providing stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers. This proposal, commonly known as a “say on pay” proposal, gives you, as a stockholder, the opportunity to endorse or not endorse our 2013 executive compensation programs and policies and the compensation paid to our named executive officers in 2013.

We believe in the power of open disclosure and know the only way to build and strengthen our reputation and our Company is through honesty and trust. In connection with that belief and as required by SEC rules, we are asking our stockholders to approve, on an advisory basis, the compensation that we paid to our named executive officers in 2013.

The executive compensation objectives, philosophy and programs, along with the compensation paid to our named executive officers and the rationale for such compensation, are set forth in the CD&A and the related tables and narrative disclosure in this Proxy Statement. The Board is asking stockholders to support this proposal based on the disclosure set forth in these sections of this Proxy Statement, which, among other things, demonstrates:

•	our commitment to ensuring executive compensation is aligned with our corporate strategies and business objectives and competitive with those of other companies in our industry;

•	the design of our compensation programs to reward our named executive officers for the achievement of key strategic and financial performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and

•	our strong emphasis on the alignment of the incentives of our named executive officers with the creation of increased stockholder value.

The Board is asking stockholders to cast a non-binding, advisory vote “FOR” the compensation paid to our named executive officers in 2013, as disclosed pursuant to the compensation disclosure rules of the SEC, including the CD&A, compensation tables and the related narrative discussion included in this Proxy Statement. Accordingly, we are asking our stockholders to approve the following advisory resolution at our Annual Meeting:

“RESOLVED, that the Company’s stockholders, approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the related narrative discussion contained in the Company’s 2014 Proxy Statement, for the fiscal year ending December 31, 2013.”

Although the say-on-pay vote we are asking you to cast is non-binding, the Board and the Compensation Committee value the views of our stockholders and will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

The Board of Directors recommends that stockholders vote “FOR” the compensation paid to our named executive officers.

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Although Delaware law does not require that the selection by the Audit Committee of our independent registered public accounting firm be approved each year by the stockholders, the members of the Audit Committee and the other members of the Board believe it is appropriate to submit the selection of the independent registered public accounting firm to the stockholders for their ratification. The Audit Committee and the Board recommend that the stockholders ratify the selection of Marcum LLP (“Marcum”) as our independent registered public accounting firm for 2014. If the stockholders do not ratify the selection of Marcum, the Audit Committee will reconsider its selection. The Audit Committee further reserves its right from time to time to reassess its selection and to engage a new firm as our independent registered public accounting firm.

We expect that representatives of Marcum will be present at the annual meeting. They will be given the opportunity to make a statement if they desire to do so and will also be available to respond to questions from stockholders.

During 2013, Marcum provided various audit, audit-related and tax services to us. The Audit Committee has adopted policies and procedures which require the Audit Committee to pre-approve all audit and non-audit services performed by Marcum in order to assure that the provision of such services does not impair Marcum’s independence. All of the services provided during 2013 were pre-approved. The term of any pre-approval is twelve months from the date of pre-approval, unless the Audit Committee specifically provides for a different period, and the Audit Committee sets specific limits on the amount of each such service we obtain from Marcum.

The aggregate fees incurred for professional services by Marcum in 2013 and 2012 for audit, audit related, tax and non-audit services were:

Type of Fees	2013	2012

Audit Fees:	$194,729	$282,499
Tax Fees:	20,447	20,500
Audit-Related Fees:	0	12,500

Total:	$215,176	$315,499

Audit fees include fees we paid Marcum for professional services for the audit of our annual financial statements included in our annual report on Form 10-K, review of financial statements included in our quarterly reports on Form 10-Q, and for services that are normally provided in connection with statutory and regulatory filings or engagements, such as comfort letters and consents. Audit fees for 2012 include all costs associated with our acquisition of Northeast Energy Partners, LLC. Audit-related fees include services rendered for accounting and tax consultation. Tax fees include fees for tax compliance and tax advice. There were no other professional services rendered by Marcum in 2013 or 2012.

The Audit Committee and the Board of Directors recommend that stockholders vote “FOR” the ratification of the selection of Marcum LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or telephone number: World Energy Solutions, Inc., 100 Front Street, 20th Floor, Worcester, MA 01608, Attention: Cheryl Parker, Staff Attorney, (508) 459-8173. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be held on June 23, 2014

The SEC has adopted new rules to allow proxy materials to be posted on the Internet and to provide only a Notice of Internet Availability of Proxy Materials to stockholders. For this proxy statement, the Company has chosen to follow the SEC’s full set delivery option and we are mailing a full set of our proxy materials to the Company’s shareholders. As required by the new rules, we also are posting this Proxy Statement and our Annual Report on Form 10-K online. The Proxy materials are available at www.edocumentview.com/xwe. Meeting directions are available by calling our corporate headquarters at (508) 459-8100.

STOCKHOLDER PROPOSALS

In order for any stockholder proposal to be included in the proxy statement for our 2015 Annual Meeting of Stockholders, such proposal must be received at our principal executive offices, 100 Front Street, 20th Floor, Worcester, MA 01608, Attention: James Parslow, Secretary, not later than December 31, 2014 and must satisfy certain rules of the SEC.

Director nominations and proposals of stockholders (other than proposals made in accordance with Rule 14a-8 of the Securities Exchange Act of 1934) may also be submitted to us for consideration at the 2015 Annual Meeting if certain conditions set forth in our Amended and Restated By-laws are satisfied. Such nominations (and other stockholder proposals) must be received in writing by us not less than 90 days nor more than 120 days prior to the first anniversary of the 2014 Annual Meeting, which dates will be March 25, 2015 and February 23, 2015, respectively. If the date of the 2015 Annual Meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2014 Annual Meeting, nominations or other proposals must be received no earlier than the 120th day prior to the 2015 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2015 Annual Meeting and the 10th day following the day on which notice of the 2015 Annual Meeting was mailed or public disclosure of the date of 2015 Annual Meeting was made, whichever occurs first. To submit a nomination or other proposal, a stockholder should send the nominee’s name or proposal and appropriate supporting information required by our Amended and Restated By-laws to the attention of our Secretary at the address provided above.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	This proxy will be voted in accordance with any directions herein given. If no direction is given, this proxy will be voted
“FOR” the director nominees, “FOR” Proposal No. 2, and “FOR” Proposal No. 3.

1. ELECTION OF DIRECTORS:	For	Withhold		For	Withhold

01 - Edward Libbey	☐	☐	02 - Sean Sweeney	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Advisory vote on named executive officer compensation.	☐	☐	☐	3.	Ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		I PLAN TO ATTEND THE MEETING.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereof the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

IMPORTANT — PLEASE SIGN AND RETURN THIS PROXY PROMPTLY. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important Notice Regarding the Internet Availability of

Proxy Materials for the Annual Meeting of Stockholders.

The Proxy Statement and 10K Wrap are available at:

www.edocumentview.com/XWES

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — World Energy Solutions, Inc.

For the Annual Meeting of the Stockholders of

World Energy Solutions, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS OF THE COMPANY

The undersigned, revoking all prior proxies, hereby appoint(s) Dan Mees and Elizabeth Todd, and each of them, as proxies of the undersigned (with full power of substitution in them and each of them) to attend and represent the undersigned at the Annual Meeting of Stockholders of World Energy Solutions, Inc. (the “Company”) to be held at the Beechwood Hotel, 363 Plantation Street, Worcester, Massachusetts 01605 on June 23, 2014, at 10:00 a.m., and any adjourned sessions thereof, and there to act and vote as indicated, upon all matters referred to on the reverse side and described in the proxy statement relating to the Annual Meeting, all shares of common stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess, if personally present at the meeting and at any adjourned sessions thereof. Each of the following matters is being proposed by the Board of Directors of the Company.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF.

(Continued, and to be signed and dated, on the reverse side)